N E W S R E L E A S E

For Immediate Release

UnitedHealth Group Announces Leadership Actions

•	Larry Renfro to lead enterprisewide growth efforts, Optum Ventures investment funds

•	Sir Andrew Witty, current company director, to become Optum CEO July 1, 2018

•	Company to launch new Optum Ventures Global Fund

MINNEAPOLIS (March 13, 2018) - UnitedHealth Group (NYSE: UNH) today announced Larry C. Renfro, vice chair of UnitedHealth Group and chief executive officer of Optum, will lead UnitedHealth Group’s enterprise growth efforts and Optum’s next-generation investment initiatives through an expanded Optum Ventures. Andrew Witty will join UnitedHealth Group, succeeding Renfro as CEO of Optum, effective July 1, 2018. Witty is the former chief executive officer of GlaxoSmithKline plc (GSK) and has served as a member of the UnitedHealth Group board of directors since August 2017.

Renfro will focus his work on UnitedHealth Group growth priorities and developing, maintaining and expanding strategic relationships, sponsorships and partnerships worldwide. Renfro will help accelerate the company’s innovation capacities and reach as managing partner of Optum Ventures, a series of domestic and international funds, including a new, $100 million Global Fund, dedicated to emerging and advanced technology, data analytics and health care services companies with transformative capabilities to make health care better for everyone. The new global fund complements the domestic Optum Ventures fund announced in November 2017; together they have total investment commitments of up to $600 million.

Renfro joined UnitedHealth Group in 2009 as CEO for the Public and Seniors Market Group before becoming CEO of Optum in 2011 and also vice chair in 2014.

David S. Wichmann, chief executive officer of UnitedHealth Group, said, “Our growth and diversification across UnitedHealth Group continue to advance at a strong pace, driven in part by well-recognized and growing depth in executive leadership. At Optum, Larry Renfro and his team have built a $100 billion, innovative and groundbreaking organization that is truly helping make the health system work better for everyone while helping to transform health care. I am both excited and grateful that Larry will partner with me at the enterprise level, dedicating his talents to strengthening our present day growth agenda and future capability development and strengthening of Optum through early-stage investing at Optum Ventures.

“We are deeply fortunate in Andrew Witty to have the right person to extend Optum’s momentum and lead the business in its next phase of growth. He brings more than three decades of health care system strategic thinking and knowledge from around the globe, a record of fostering innovation and partnerships, seasoned leadership of complex organizations and a commitment to improving care delivery that will now benefit Optum. Critically, he has deep experience with how data and analytics and new technologies can be used to improve patient outcomes, better serve consumers, lower costs and drive value across the system - which is at the heart of Optum’s work to shape health care for the better. Andrew’s experience and familiarity with the business and our leaders through his service on our board will make this a seamless transition,” said Wichmann.

Renfro said, “I’m extremely proud of the immense progress made in advancing health care and this enterprise by the people of Optum over the last seven years, and believe strongly Andrew Witty is the right person to lead our well-established, high performing team, as Optum pursues its next chapter of consistent growth and health system improvement. I look forward to partnering across the company to drive the innovations and collaborations that will be critical to UnitedHealth Group’s long-term growth as we seek to build a higher-performing and modern health care system that is more highly valued by all.”

Witty said, “As I have now seen up close, Optum’s people, expansive capabilities, client focus and culture make it a unique platform from which to advance health care worldwide, so I am incredibly excited to be part of the team. With a proven strategy, great leadership and top talent, Optum has the unique opportunity to continue improving the health care experience, outcomes and value people receive in the U.S. and globally, and I am honored to participate in that mission - especially having come to know the leaders of the enterprise through my work as a director. In many ways, even with all its accomplishments, Optum feels as though it is just getting started.”

In light of his new appointment, Witty will step down from the UnitedHealth Group board of directors, effective immediately.

Witty joined GSK in 1985 and served as CEO and a director of GSK from 2008 until 2017. Witty is the outgoing Chancellor of the University of Nottingham, a British public research university, and serves on the Singapore Economic Development Board International Advisory Committee, the Council at the London School of Hygiene and Tropical Medicine and as an Advisor to the Bill and Melinda Gates Foundation. Witty was knighted in 2012 for services to the U.K. economy. He also serves on the board of G1 Therapeutics, Inc.

Optum has 140,000 employees worldwide who serve and connect 124 million individuals, approximately 300 health plans and four out of five U.S. hospitals, as well as life sciences companies, employers and governments. Through its five core capabilities - data and analytics, technology, pharmacy care services, population health management and health care delivery - Optum delivers intelligent, integrated solutions that help to modernize the health system and make it work better for everyone.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Contacts:
Investors:	Brett Manderfeld	John S. Penshorn
	Vice President	Senior Vice President
	UnitedHealth Group	UnitedHealth Group
	952-936-7216	952-936-7214

Media:	Tyler Mason	Matt Stearns
	Vice President	Vice President
	UnitedHealth Group	UnitedHealth Group
	424-333-6122	202-276-0085
	tyler.mason@uhg.com	matt.stearns@optum.com

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